Exhibit 99.1

NEWS RELEASE

For further information contact:

Kirk J. Meche David S. Schorlemer
Chief Executive Officer Chief Financial Officer
713.714.6100 713.714.6100
FOR IMMEDIATE RELEASE
February 23, 2017

GULF ISLAND FABRICATION, INC. DECLARES DIVIDEND
ON COMMON STOCK

Houston, TX -- Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced today that its board of directors declared a dividend of $0.01 per share on Gulf Island Fabrication, Inc.’s approximately 14.7 million shares of common stock outstanding.

The dividend was declared during a regular meeting of the board held on February 23, 2017 and is payable March 24, 2017, to shareholders of record on March 10, 2017.

Gulf Island Fabrication, Inc. is a leading fabricator of complex steel structures and marine vessels used in energy extraction and production as well as petrochemical and industrial facilities, power generation and alternative energy projects and shipping / marine transportation operations. The Company also provides related installation, hookup, commissioning, repair and maintenance services with specialized crews and integrated project management capabilities.  The Company is currently fabricating complex modules for the construction of a new petrochemical plant, completing newbuild construction of two technologically advanced offshore support and two multi-purpose service vessels and has recently installed wind turbine pedestals for the first offshore wind power project in the United States. The Company also constructed one of the largest lift boats servicing the Gulf of Mexico ("GOM"), one of the deepest production jackets in the GOM and the first SPAR fabricated in the United States.  The Company’s customers include U.S. and, to a lesser extent, international energy producers, petrochemical, industrial, power and marine operators. Our corporate headquarters is located in Houston, Texas, with fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana, and Aransas Pass and Ingleside, Texas.